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24(b)(4)(c)
                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract or Certificate to which this Endorsement is attached is amended as specified below to qualify as an Individual Retirement Annuity ("IRA") under
Section 408(b) of the Internal Revenue Code of 1986, as amended (the "IRC"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

OWNER AND ANNUITANT

     1. The Owner must be one natural person who is the sole Owner of the Contract and the Annuitant. A Joint Owner cannot be named. Except as otherwise permitted under Section 7 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions under an Annuity Option or Annuity Income Payment Plan (referred to herein as an "Annuity Option") for a Joint and Survivor Life Annuity that are made after the Owner's death and while the Co-Annuitant is alive must be made to the Co-Annuitant.

NONTRANSFERABLE AND NONFORFEITABLE

     2. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The Owner's interest under the Contract is nontransferable, and except as provided by applicable federal tax law, is nonforfeitable.

MAXIMUM PAYMENTS

The limits below are in addition to, and not in place of, any Payment Limits in the Contract

     3. A premium or Payment permitted under the Contract may not include any amounts other than a rollover contribution (as permitted by IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
          408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under IRC Section 7701(a)(37), a contribution made in accordance with the terms of a Simplified Employee Pension as described in IRC Section 408(k), and a contribution in cash not to exceed the amount permitted under IRC Sections 219(b) and 408(b), (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

          A. The total cash contributions shall not exceed $3,000 for any taxable year beginning in 2002 through 2004, $4,000 for any taxable year beginning in 2005 through 2007, and $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

          B. In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005, and $1,000 for any taxable year beginning in 2006 and years thereafter.

          C. In addition to the amounts described in paragraphs A and B above, an individual may make a repayment of a qualified reservist distribution described in IRC section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.

          D. In addition to the amounts described in paragraphs A and C above, an individual who was a participant in a IRC section 401(k) plan of a certain employer in bankruptcy described in IRC section 219(b)(5)(C) may contribute up to $3,000 for taxable years beginning after 2006 and before 2010 only. An individual who makes contributions under this paragraph D may not also make contributions under paragraph B.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under IRC Section 408(a) or an individual

END IRA-MSP.09


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retirement annuity under IRC Section 408(b) used in conjunction with a SIMPLE
IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

REQUIRED DISTRIBUTIONS GENERALLY

     4. Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest in the Contract during the Owner's life shall be made in accordance with the requirements of IRC Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph (b) of Section 7 of this Endorsement) must satisfy the requirements of IRC Section 408(a)(6) and the regulations thereunder, rather than Section 6 of this Endorsement. Distributions after the Owner's death will be made in accordance with Section 7 of this Endorsement.

REQUIRED BEGINNING DATE

     5. As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date provided by applicable federal tax law.

DISTRIBUTIONS DURING OWNER'S LIFE

     6. (a) Unless otherwise permitted under applicable federal tax law, the Owner's entire interest will commence to be distributed no later than the required beginning date over (i) the life of the Owner or the lives of the Owner and his or her designated beneficiary (within the meaning of IRC Section 401(a)(9)), or (ii) a period certain not extending beyond the life expectancy of the Owner, or joint life and last survivor expectancy of the Owner and his or her designated beneficiary.

          (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be determined in accordance with the requirements of IRC Section 401(a)(9) and the regulations thereunder. Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

          (c) The distribution periods described in paragraph (a) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

          (d) If annuity payments commence on or before the required beginning date, the first required payment can be made as late as the required beginning date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

DISTRIBUTIONS AFTER OWNER'S DEATH

     7. (a) If an Owner dies while the Contract is inforce, the entire interest will be distributed in a single sum.

          (b) Unless otherwise provided under applicable federal tax law, the "interest" in the Contract includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of
               Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration), the "interest" in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

ANNUITY OPTIONS

     8. (a) All Annuity Options under the Contract must meet the requirements of IRC Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these IRC Sections override any Annuity Option that is inconsistent with such requirements.

               If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

END IRA-MSP.09

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          (b)  Subject to paragraph (a), only a Life Annuity offered under the
               Contract may be selected unless we consent to the use of an additional Annuity Option.

IRC SECTION 72(S)

     9.   All references in the Contract to IRC Section 72(s) are deleted.

ANNUAL REPORTS

     10. We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

AMENDMENT OF THIS ENDORSEMENT

     11. We reserve the right to make any amendments to this Endorsement as may be necessary to comply with the applicable provisions of the IRC and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


[/s/ Emanuel Alves]

SECRETARY

END IRA-MSP.09

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